Exhibit 10.3

PRIME MERIDIAN BANK

INCENTIVE STOCK OPTION AGREEMENT

THIS INCENTIVE STOCK OPTION AGREEMENT (“Option Agreement”) is made and entered into this      day of             , 20    , by and between Prime Meridian Bank (the “Bank”) and                      (“Participant”);

WITNESSETH:

Pursuant to the 2007 Stock Option Plan (“Plan”) adopted by the Board of Directors of the Bank and approved by the shareholders of the Bank, the Board of Directors has selected Participant to participate in the Plan and desires to grant Participant certain incentive stock options to purchase shares of the Bank’s authorized $5.00 par value common stock (“Stock”), subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, agreements, and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. INCORPORATION OF PLAN PROVISIONS

This Option Agreement is subject to and is to be construed in all respects in a manner which is consistent with the terms of the Plan, the provisions of which are hereby incorporated by reference into this Option Agreement. Unless specifically provided otherwise, all terms used in this Option Agreement shall have the same meaning as in the Plan.

2. GRANT OF OPTION

Subject to the further terms and conditions of this Option Agreement, Participant was granted a stock option (“Option”) to purchase twelve thousand, five hundred (12,500) shares of Stock, effective on                  , 20     (“Date of Grant”). This Option is intended to be an Incentive Stock Option as provided in §422 of the Internal Revenue Code of 1986, as amended.

3. FAIR MARKET VALUE OF STOCK

The Board of Directors has determined, in good faith and in its best judgment, that the fair market value per share of Stock as of the Date of Grant was $10.00.

4. OPTION PRICE

The Board of Directors has determined that the price for each share of Stock purchased under this Option Agreement shall be $10.00.

5. EXPIRATION OF OPTION

The option to acquire Stock pursuant to this Option Agreement shall expire (to the extent not previously fully exercised) upon the first to occur of the following:

(a) The tenth anniversary of the Date of Grant;

(b) The date which is three months following the date upon which Participant ceases employment with the Bank, otherwise than as a result of Participant’s termination for cause (as defined in the Plan);

(c) The date on which Participant’s employment is terminated for cause (as defined in the Plan); or

(d) The date upon which Participant ceases his or her employment with the Bank, for any reason, with respect to any portion of this option that is not then exercisable on the date Participant ceases his or her employment with the Bank.

In addition, each installment of the Option, as provided in Section 6 below, shall expire five years after it vests.

6. EXERCISE OF OPTION

Unless the Option shall earlier lapse or expire pursuant to Section 5 hereof, this Option shall become exercisable with respect to the full number of shares subject to this Option Agreement as follows:

(i)	First anniversary of the Date of Grant: 2,500 shares;

(ii)	Second anniversary of the Date of Grant: 2,500 shares;

(iii)	Third anniversary of the Date of Grant: 2,500 shares;

(iv)	Fourth anniversary of the Date of Grant: 2,500 shares; and

(v)	Fifth anniversary of the Date of Grant: 2,500 shares.

Notwithstanding the foregoing installment, exercise schedule, and expect as otherwise limited in the Plan, in the event of a Change-in-Control of the Bank, as defined in the Plan, the Option or portion thereof subject to this Option Agreement, whether or not exercisable at such time, shall become immediately exercisable, and shall remain exercisable until such time as the Option may expire pursuant to Section 5 herein. Provided that in the event a Change-in-Control occurs during the first three years that the Bank is in operations, there shall be no acceleration of the vesting of the Option.

To the extent such Option becomes exercisable in accordance with the foregoing, Participant may exercise the Option, in whole or in part, from time to time. The option exercise price must be paid by Participant in cash or check.

7. MANNER OF EXERCISE

This Option may be exercised by providing written notice to the Chief Financial Officer of the Bank specifying the number of shares to be purchased and signed by Participant or such other person who may be entitled to acquire Stock under this Option Agreement. If any such notice is signed by a person other than Participant, such person shall also provide such other information and documentation as the Bank may reasonably require to assure that such person is entitled to acquire Stock under the terms of the Plan and this Option Agreement. After receipt of the notice and any other assurances requested by the Bank under this Section 7, and upon receipt of the full Option exercise price, the Bank shall issue to the person giving notice of exercise under this Option Agreement the number of shares specified in such notice.

8. RESTRICTIONS ON TRANSFERABILITY

The Option granted hereunder shall not be transferable by Participant otherwise than by will or by the laws of descent and distribution, and such Option shall be exercisable during Participant’s lifetime only by Participant.

9. FURTHER RESTRICTIONS ON EXERCISE AND SALE OF STOCK

Upon the receipt of shares of Stock as a result of the exercise of the Option, Participant shall, if so requested by the Bank, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Bank, shall deliver to the Bank a written statement satisfactory to the Bank to that effect. The Bank shall at its expense take such action as it deems necessary or appropriate to register the original issuance of such Stock to Participant under the Securities Act of 1933, as amended, or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to Participant; however, the Bank shall have no obligation whatsoever to take any such action or to maintain any registration statement for the benefit of Participant’s transfer, resale, or other disposition of such Stock after its original issuance.

10. DILUTION AND OTHER ADJUSTMENTS

In the event that dividends are payable in Stock or in the event there are splits, subdivisions, or combinations of shares of Stock, the number of shares available under the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares deliverable upon the exercise thereafter of any Option theretofore granted shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price.

IN WITNESS WHEREOF, the Bank has caused this Option Agreement to be executed by a member of the Board of Directors or a duly authorized officer of the Bank, and Participant has executed this Option Agreement, as of the date first written above.

PRIME MERIDIAN BANK		PARTICIPANT

By:
Sammie D. Dixon, Jr.
Chief Executive Officer

3